Item 30. Exhibit (g) vii. b. 3.

AMENDMENT NO. [    ]

(this “Amendment”)

to the

MM MODIFIED COINSURANCE AGREEMENT (VL BUSINESS)

Dated as of December 29, 2016

(the “Agreement”)

between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

(the “Cedant”)

and

SWISS RE LIFE & HEALTH AMERICA INC.

(the “Reinsurer”)

Reinsurer Treaty ID: [ ]

Effective July 1, 2021 (the “Amendment Effective Date”), the Cedant and the Reinsurer agree to amend the Agreement in the following manner:

1.	Amendment to Section 1.1 of the Agreement.

The definition of “Monthly Accounting Period” is hereby deleted and restated as follows (any reference in the Agreement to “Monthly Accounting Period” shall be updated with the below restated defined term):

“Quarterly Accounting Period” means each calendar-quarter period ending after the Effective Time and prior to the termination of this Agreement; provided, that (a) the initial Quarterly Accounting Period shall commence at the Effective Time and (b) the final Quarterly Accounting Period shall commence with the first calendar day of the applicable calendar quarter and end at the end of the Termination Date.

2.	Amendment to Schedule 1.1(a)(i) of the Agreement. Schedule 1.1(a)(i) of the Agreement is hereby amended and restated in its entirety as follows:

SCHEDULE 1.1(a)(i)

Cedant Net Settlement Dispute Representatives

3.	Amendment to Schedule 1.1(a)(ii) of the Agreement. Schedule 1.1(a)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

SCHEDULE 1.1(a)(ii)

Reinsurer Net Settlement Dispute Representatives

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IN WITNESS WHEREOF, both Parties hereby execute this Amendment:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Chad Madore	Date: September 30, 2021
Chad Madore
Head of Reinsurance Development

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ Rob O’Hara	Date: September 30, 2021
Rob O’Hara
Vice President

By:	/s/ Natalie Gleed	Date: September 29, 2021
Natalie Gleed
Senior Vice President